CODE OF ETHICS

                                       for

                        PACIFIC CAPITAL CASH ASSETS TRUST


                           Effective: January 7, 2005
                           (Revised January 25, 2005)



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                                       ii
                                TABLE OF CONTENTS


I.       INTRODUCTION.......................................................1

II.      DEFINITIONS........................................................2

III.     REBUTTAL OF THE PRESUMPTION OF ACCESS PERSON STATUS................5

IV.      RECEIPT AND ACKNOWLEDGEMENT OF THE CODE AND AMENDMENTS
            TO THE CODE.....................................................6

V.       COMPLIANCE WITH LAWS AND REGULATIONS...............................6

         A.       General Prohibitions Applicable to All Personnel..........6

         B.       Front-Running.............................................6

         C.       Market Timing.............................................6

VI.      RESTRICTIONS ON PERSONAL SECURITIES TRADING........................7

         A.       Pre-Clearance of Personal Securities Transactions.........7

         B.       Prohibited Trading Practices..............................8

                  1.       Short-Term Trading...............................8

                  2.       Short Sales......................................8

         C.       Blackout Periods..........................................8

         D.       Exempt Transactions.......................................8

         E.       Approvals of Transactions or Requests for Waivers of
                     Restrictions by the CCO or the President...............9
VII.     REPORTING AND REVIEW OF PERSONAL SECURITIES HOLDINGS AND
            TRANSACTIONS....................................................9

         A. Initial and Annual Reports of Holdings and Accounts
              ("Holdings and  Accounts  Reports")..........................10

         B. Quarterly Reports of Securities Transactions ("Quarterly
              Transaction and Accounts Reports")...........................11

VIII.    APPLICATION OF PERSONAL TRADING RESTRICTIONS AND REPORTING
              TO INDEPENDENT TRUSTEES OF THE FUND..........................12

IX.      GIFTS AND GRATUITIES..............................................13

X.       ADVISING NON-AQUILA ENTITIES......................................14

XI.      ADVISORY PERSONS SERVING AS DIRECTORS OF PUBLICLY-TRADED
            COMPANIES......................................................14

XII.     RECORD KEEPING....................................................14

XIII.    EXTERNAL ADVISERS, SUBADVISERS AND EXTERNAL PRINCIPAL
             UNDERWRITERS' CODES OF ETHICS.................................16

XIV.     REPORTING VIOLATIONS OF THIS CODE AND PENALTIES...................16

XV.      BOARD APPROVAL....................................................16

         A.       Initial Approval of Codes of Ethics......................16

         B.       Material Changes to Codes of Ethics......................16

         C.       Annual Reports to the Fund Board.........................17


APPENDICES

     Note: The forms set forth in the Appendices are not part of this Code of Ethics but are appended for convenience.

Appendix A........CERTIFICATION OF RECEIPT OF CODE OF ETHICS

Appendix B........PERSONAL TRADING REQUEST FORM

Appendix C........INITIAL & ANNUAL HOLDINGS AND ACCOUNTS REPORT

Appendix D........QUARTERLY TRANSACTION AND ACCOUNTS REPORT

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I.       INTRODUCTION

It is the policy of PACIFIC CAPITAL CASH ASSETS TRUST (the "Fund") that conflicts, or even the appearance of conflicts, between the interests of the Fund and its shareholders, and the interests of the Fund's officers and trustees and of its service providers and their respective personnel, must be avoided at all times.

This code of ethics (the "Code of Ethics" or the "Code") has been adopted to implement this policy. As an officer, trustee, director, LLC Manager, Control Person or employee of the Fund or an Aquila Entity, you are subject to all applicable provisions of this Code.

Codes of ethics have been adopted by each of the Aquila Entities and each of the Aquila Funds, and cover every officer, trustee, director, LLC Manager, Control Person and employee of those entities.

The Chief Compliance Officer ("CCO") of the Fund is responsible for enforcing and interpreting this Code, and is available to answer any questions you may have. Independent Trustees may contact the CCO or, in the alternative, Fund Counsel.


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DEFINITIONS

"Access Person" shall mean any person who is an Advisory Person. In addition, the following persons are presumed to be Access Persons of the Fund:

         (1)  all officers and trustees of the Fund; and

         (2)  all officers and LLC Managers of Aquila Investment Management LLC.

          Note: The presumption of Access Person status may be rebutted under certain circumstances as described in Section III of this Code.

          Note: Persons associated with Aquila Distributors, Inc. whose job functions or duties involve them in Fund investment decisions or give them access to information regarding Fund investment transactions are Advisory Persons and also Access Persons of the Fund.

"Advisory Person" shall mean any person who is:

         (1) An officer, director, trustee, LLC Manager or employee of the Fund or of any Aquila Entity who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding, the Purchase or Sale of Covered Securities (defined below) by the Fund or whose functions relate to the making of any recommendations with respect to such Purchases or Sales; or

         (2) a Control Person (defined below) who obtains information concerning recommendations made to the Fund with regard to the Purchase or Sale of Covered Securities by the Fund.

"Aquila Entity" or "Aquila Entities" shall mean Aquila Management Corporation, Aquila Investment Management LLC (a registered investment adviser) and Aquila Distributors, Inc. (a registered broker-dealer).

"Aquila Funds" (each an "Aquila Fund") shall mean all funds in The Aquila Group of Funds and any fund to which an Aquila Entity provides administrative, distribution or investment advisory services, including:

         Aquila Fund (Dormant) Aquila Rocky Mountain Equity Fund Capital Cash Management Trust (Dormant) Churchill Cash Reserves Trust (Dormant) Churchill Tax-Free Fund of Kentucky Hawaiian Tax-Free Trust Narragansett Insured Tax-Free Income Fund Tax-Free Fund for Utah Tax-Free Fund of Colorado Tax-Free Trust of Arizona Tax-Free Trust of Oregon Pacific Capital Cash Assets Trust Pacific Capital Tax-Free Cash Assets Trust
         Pacific Capital U.S. Government Securities Cash Assets Trust
         Prime Cash Fund (Dormant)

"Beneficial Owner" shall mean any person who has or shares, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise, a direct or indirect pecuniary interest in a Security, within the meaning of Rule 16a-1(a)(2) of the Securities Exchange Act of 1934 ("Exchange Act"). "Pecuniary interest" means the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the Security. Securities in which you have an "indirect pecuniary interest" include, but are not limited to, securities held by members of your immediate family who share your household, including your spouse, children and stepchildren, parents, grandparents, brothers and sisters, and any of your in-laws. The presumption of beneficial ownership of Securities held by a family member sharing your household may be rebutted by successfully demonstrating to the CCO to the Fund, or to Fund Counsel if you are an Independent Trustee, that you do not have a beneficial ownership interest in the Securities.

"Board" shall mean the Board of Trustees of the Fund.

"CCO" shall mean the Chief Compliance Officer of the Fund.

"Code of Ethics" or Code shall mean this Code of Ethics.

"Control" shall mean the power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with such company. A person who owns beneficially, either directly or through one or more controlled companies, more than 25% of the voting securities of a company shall be presumed to control such company. A person who does not own more than 25% of the voting securities of a company shall be presumed not to control such company. A person who has "control" under this definition shall be presumed to have "control" unless and until the Securities and Exchange Commission ("SEC") grants an order to the contrary.

"Control Person" shall mean any individual who has a Control relationship with the Fund or an investment adviser of the Fund.

"Covered Security" shall mean any Security, including shares issued by offshore funds, unregistered funds (such as hedge funds) and closed-end funds. It also includes options or a Security convertible or exchangeable into a Covered Security. It does not include direct obligations of the U.S. Government, bankers' acceptances, bank certificates of deposit, commercial paper, high quality short-term debt instruments (including repurchase agreements)1 and shares of U.S.-registered open-end investment companies (including shares of the Aquila Funds and all money market funds).2

"Independent Trustee" shall mean a Trustee who is not an "interested person" of the Fund, as defined in Section 2(a)(19) of the Investment Company Act of 1940 ("1940 Act").

"Initial Public Offering" shall mean an offering of Securities registered under the Securities Act of 1933 ("Securities Act"), the issuer of which , immediately before registration, was not subject to the reporting requirements of Section 13 or Section 15(d) of the Exchange Act.

"Limited Offering" shall mean an offering of Securities that is exempt from registration under the Securities Act pursuant to Section 4(2) or Section 4(6) under the Securities Act, or Rule 504, Rule 505 or Rule 506 thereunder (e.g., private placements).

"LLC Manager" shall mean a person who is named as a Manager of an Aquila Entity that is organized as a limited liability company in, or designated as a manager of a limited liability company pursuant to, a limited liability company agreement or similar instrument under which the limited liability company is formed.

"Personal Trading" shall mean the Purchase or Sale of Securities by an individual for his or her own account, any other account in which he or she is a Beneficial Owner, or any account (other than an account of an Aquila Fund) for which the Aquila employee decides what securities transactions will be effected for the account, either by making recommendations to the account owner or by entering orders directly with the broker handling the account.

"President" shall mean the current President of the Fund.

"Purchase or Sale of a Security" includes, among other things, the writing of an option to purchase or sell a Security.

"Security" shall mean any note, stock, treasury stock, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security or on any group or index of securities (including any interest therein based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or generally any interest or instrument commonly known as a "security" or any certificate of interest or participation in, temporary or interim certificate for, receipt for guarantee of, or warrant or right to subscribe to or purchase any of the foregoing.

"Security Held or to be Acquired" means: (A) any Security that within the most recent fifteen (15) days is being or has been (i) held by the Fund or (ii) "considered for purchase or sale" by or on behalf of the Fund; and (B) any option to purchase or sell, and any Security convertible into or exchangeable for, a Security described in (A) above. A Security is "being considered" for Purchase or Sale if:

         (a) there is an outstanding order (this includes orders that are in the process of being executed) to Purchase or Sell that Security for an account or portfolio of the Fund;

         (b) there is an outstanding oral or written recommendation with respect to that Security that has not been acted upon or rejected; or

         (c) the person responsible for a portfolio intends to Purchase or Sell (i.e., has decided to but has not yet purchased or sold) that Security for the Fund's accounts or portfolios.

III.     REBUTTAL OF THE PRESUMPTION OF ACCESS PERSON STATUS

For the purposes of this Code, all officers and trustees of the Fund and all officers and LLC Managers of Aquila Investment Management LLC are presumed to be Access Persons and thus are subject to the personal trading restrictions and reporting requirements described in Sections VI and VII below unless and until the presumption is rebutted.

This presumption may be rebutted as to these persons, but only if the CCO makes a finding that such person, in connection with his or her regular functions or duties, does not make, participate in or obtain information regarding the Purchase or Sale of Covered Securities by the Fund and that his or her functions do not relate to the making of any recommendations with respect to such Purchases or Sales.

Prior to making a determination rebutting the presumption that a person is an Access Person of the Fund, the CCO investigate all relevant facts and prepare a memorandum for the file which sets forth the facts demonstrating the rebuttal of the presumption, as well as the CCO's determination that such person is not, in fact, an Access Person for the purpose of this Code. The CCO shall retain a copy of this memorandum in the business records of the Aquila Entities and the Fund. The CCO also shall maintain a list of all persons deemed Access Persons for the purpose of this Code. The CCO shall review the list and reaffirm that it is accurate and complete no less frequently than on an annual basis.

Although included in the definition of Access Person, Independent Trustees of the Fund are generally exempt from the personal trading restrictions and prohibitions, as well as the initial, annual, and quarterly reporting requirements described below.




IV.      RECEIPT AND ACKNOWLEDGEMENT OF THE CODE AND AMENDMENTS TO THE CODE

As an officer, director, trustee, LLC Manager, Control Person, or employee of the Fund or one or more of the Aquila Entities, you must read this Code carefully and then sign and date the attached Certification (Appendix A) acknowledging receipt of this Code and return it to the CCO promptly.

The CCO will provide you with a copy of any updates or amendments to this Code. You must read any such updates or amendments, and then again sign and date the attached Certification acknowledging receipt of the updates or amendments.

The CCO shall retain a copy of these Certifications in accordance with Section XII of this Code.

V.       COMPLIANCE WITH LAWS AND REGULATIONS

A.       General Prohibitions Applicable to All Personnel

When buying or selling any Security (including shares of the Fund and any other Aquila Fund), no officer, director, trustee, LLC Manager, Control Person, or employee of the Fund or one or more of the Aquila Entities shall:

          o    Employ any device, scheme, or artifice to defraud the Fund;

          o Make to the Fund any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made to the Fund, in light of the circumstances under which they are made, not misleading;

          o Engage in any act, practice or course of business that operates or would operate as a fraud or deceit on the Fund; or

          o    Engage in any manipulative practice with respect to the Fund.

B.       Front-Running

The practice of trading on the basis of the anticipated market effect of trades for Aquila Fund accounts, which is known as "front-running" or "scalping," constitutes a violation of the Federal securities laws. Therefore, it is absolutely prohibited for any officer, director, trustee, LLC Manager, Control Person, or employee of the Fund or one or more of the Aquila Entities to engage in such trading.

C.       Market Timing

No officer, director, trustee, LLC Manager, Control Person or employee of the Fund or of any Aquila Entity shall purchase or redeem shares of the Fund in violation of the policies and restrictions set forth in the Fund's prospectus, including, but not limited to, the restrictions limiting the frequency of transfers into and out of the Fund that are designed to prevent so-called "market timing" and protect the interests of long-term investors in the Fund.

VI.      RESTRICTIONS ON PERSONAL SECURITIES TRADING

          Note: These restrictions generally will not apply to Independent
               Trustees of the Fund.

The prohibitions and restrictions on personal securities transactions discussed below apply to the securities accounts held by or under the control of an Advisory Person and/or Access Person, depending on the restriction, as well as those accounts held by or under the control of members of the Advisory or Access Person's immediate family living in the same household with the Advisory or Access Person.

A.       Pre-Clearance of Personal Securities Transactions

Advisory Persons must apply for and receive prior written approval from the CCO or his or her designee before purchasing or selling more than 100 shares of any Covered Security (see definition in Section II). Advisory Persons must also receive prior written approval from the CCO, or his or her designee in the CCO's absence, before acquiring any number of shares through an Initial Public Offering or Limited Offering. Advisory Persons shall request approvals by submitting a request, electronically, on paper or by facsimile using the Personal Trading Request Form attached hereto as Appendix B. The CCO shall submit his or her Personal Trading Request Form to the President (or the President's designee, in his or her absence) for approval.

Copies of all Personal Trading Request Forms submitted by Advisory Persons shall be retained by the CCO in accordance with Section XII of this Code. A record of all written approvals of, and rationale supporting, any direct or indirect acquisition by Advisory Persons of an investment in an Initial Public Offering or Limited Offering will be made and retained by the CCO. Advisory Persons who have acquired Limited Offering Securities pursuant to prior written approval from the CCO or his or her designee must immediately disclose that investment to the CCO or his or her designee before they participate at any level in any Aquila Fund's subsequent consideration of an investment in the same issuer. In such circumstance, the Aquila Fund's decision to purchase Securities of the issuer will be subject to independent review by other investment personnel with no personal interest in the issuer.

In the case of requests for pre-clearance in a Security Held or to be Acquired for any Aquila Fund which is advised by an investment adviser that is not subject to this Code ("external investment adviser"), the President or CCO generally shall grant authorization to trade if the person seeking pre-clearance does not have access to or knowledge of current investment decisions or recommendations of such external investment adviser.

B.       Prohibited Trading Practices

1.       Short-Term Trading

An Advisory Person is generally prohibited from realizing a profit from the purchase and sale or sale and purchase of the same Covered Security, within a period of sixty (60) days. It is recognized that short-term trading is not necessarily indicative of whether an individual is trading on inside information. Accordingly, an Advisory Person may apply to the CCO, or the President in the CCO's absence, for an exception from this provision, which shall be granted if the CCO or President reasonably believes that the Advisory Person will suffer undue hardship as a result of not being permitted to do the trade and that the trade does not violate the principles of this Code. The CCO shall make and retain a record of all waivers granted (including any waivers granted by the President in the CCO's absence) under this provision, including a summary of the reasons for granting the waiver.

2.       Short Sales

An Advisory Person is prohibited from effecting short sales or acquiring short positions in any Covered Security held by the Fund.

C.       Blackout Periods

An Advisory Person shall not Purchase or Sell, directly or indirectly, any Covered Security: (a) within five (5) days after the time that the same Covered Security is purchased or sold by the Fund; or (b) at any time when he or she has have actual knowledge that a Covered Security is being purchased or sold, or recommended or considered for Purchase or Sale, by the Fund until five (5) days after the Fund's Purchase or Sale transaction in such Covered Security has been completed or the Covered Security is no longer being recommended or considered for Purchase or Sale by the Fund.

An Advisory Person may apply to the CCO, or the President in the CCO's absence, for an exception from this provision, which shall be granted if the CCO or President reasonably believes that the Advisory Person will suffer undue hardship as a result of not being permitted to do the trade and that the trade does not violate the principles of this Code. The CCO shall make and keep a record of all waivers granted under this provision, including a summary of the reasons for granting the waiver.

D.       Exempt Transactions

The Purchase or Sale of a Security in one of the following types of transactions, shall be considered an "Exempt Transaction" for the purposes of the restrictions on short-term trading, short sales and Purchases or Sales during blackout periods set forth in this Section VI:

          o trading in Securities in an account over which the Access Person does not have direct or indirect control or influence (e.g., a blind trust);

          o purchases of Covered Securities pursuant to an automatic investment plan (i.e., a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation, including dividend reinvestment plans);3

          o purchases or sales made by payroll deduction through an employer-sponsored employee benefit plan;

          o    purchases or sales which are non-volitional; or

          o purchases of Securities effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its Securities, to the extent such rights were acquired from such issuer.

     Note: The above-listed Exempt Transactions and Covered Securities acquired in such transactions remain subject to initial, annual and quarterly holdings and transaction reporting requirements as set forth in Section VII.

E. Approvals of Transactions or Requests for Waivers of Restrictions by the CCO or the President

In the event that the CCO or the President seeks to engage in a transaction for which pre-clearance is required or seeks a waiver from the blackout period or short-term trading restrictions of this Section of the Code, the approval shall, in the case of the CCO, be granted or denied by the President and, in the case of proposed transactions by the President, the approval or waiver shall be granted or denied by the CCO. In the absence of the President or the CCO, such requests for approval shall be submitted to Fund Counsel. A written record of the determination made and the reasons for it shall be made by the person making the determination and the original record retained in accordance with this Code.

VII.     REPORTING AND REVIEW OF PERSONAL SECURITIES HOLDINGS AND TRANSACTIONS

Access Persons, other than Independent Trustees, are required to submit initial and annual Covered Securities holdings and accounts reports as well as quarterly transaction reports as outlined below. The CCO shall identify all Access Persons who are required to submit reports pursuant to this Section of the Code and shall inform those Access Persons of these reporting requirements. The CCO shall maintain a record of all Access Persons who are required to submit reports pursuant to this section.

These reports are mandated by SEC regulations and, therefore, exceptions and waivers of these reporting requirements cannot be granted under any circumstances. However, Access Persons need not make separate reports under this
Section VII, to the extent the information in such reports would duplicate information required to be reported to any Aquila Entity pursuant to the Code of Ethics of the Aquila Entity.

All reports submitted pursuant to this Code will be reviewed by the CCO or his or her designee to seek to ensure that Access Persons have abided by this Code. Through these reviews, the CCO or his or her designee will seek to identify improper trades or patterns of abuse (including market timing) by Access Persons. When reviewing these reports, the CCO also will seek to ensure that Access Persons have received all necessary pre-clearances required by this Code. The CCO shall periodically provide summary reports of any violations of this Code to the President.

No report required by this Section shall be construed as an admission by the Access Person that he or she is a Beneficial Owner of any Security on the report.

A. Initial and Annual Reports of Holdings and Accounts ("Holdings and Accounts Reports")

All Access Persons (other than Independent Trustees) must, upon commencement of employment, disclose all holdings in Covered Securities (as defined in Section
II) and personal brokerage, mutual fund or bank accounts through which Securities are held or traded and over which the Access Person has direct or indirect control or influence (including those of immediate family members living in the same household as the Access Person). All Initial Holdings and Accounts Reports (Exhibit C) shall be made in writing to the CCO within ten (10) days of becoming an Access Person and such information shall be current as of a date no more than forty-five (45) days prior to such person becoming an Access Person.

Thereafter, Access Persons must submit Annual Holdings and Accounts Reports (Exhibit C) to the CCO no later than February 14th of each year and must be current as of December 31st of the previous calendar year. Annual Holdings and Accounts Reports must be filed even if there have been no changes in the information reported previously and even if the Access Person has arranged for brokers, banks and mutual funds to send duplicate account statements for his/her personal accounts to the CCO.

Access Persons must disclose all Covered Securities holdings in the Initial and Annual Holdings and Accounts Reports including those resulting from transactions which are exempt from the transactional reports. The only holdings which are not required to be reported are Covered Securities held in accounts over which the Access Person does not have any direct or indirect influence or control (e.g., blind trusts).

The Initial and Annual Holdings and Accounts Reports must include:

          (a) title, type of Covered Security and as applicable the exchange ticker symbol or CUSIP number, number of shares and principal amount of each Covered Security of which the Access Person is a direct or indirect Beneficial Owner;

          (b) the name of any broker, dealer, mutual fund company or bank with which the Access Person maintains an account used to hold or trade Securities, the account number, the title of the account and the names of all individuals who are Beneficial Owners of the account in which any Security is held for the Access Person's direct or indirect benefit; and

          (c)  the date that the report is submitted by the Access Person.

The CCO shall retain copies of the Initial and Annual Holdings and Accounts Reports in accordance with Section XII of this Code.

B. Quarterly Reports of Securities Transactions ("Quarterly Transaction and Accounts Reports")

Each Access Person (other than Independent Trustees) must submit a Quarterly Transaction and Accounts Report (Exhibit D) to the CCO containing the information described below with respect to transactions in any Covered Securities (as defined in Section II) in which such Access Person was a direct or indirect Beneficial Owner of a Covered Security. Access Persons are not required to report Exempt Transactions, as defined below. Access Persons are not required to report trades in accounts over which they do not have influence or control over investment decisions (e.g., a blind trust).

Quarterly Transaction and Accounts Reports must be submitted in writing to the CCO no later than thirty (30) days after the end of the calendar quarter in which the transaction(s) were effected. The CCO shall retain the reports in accordance with Section XII of this Code.

Quarterly Transaction and Accounts Reports must include the following information for each transaction in a Covered Security:

     (a) the date of the transaction, the title, and as applicable the exchange ticker symbol or CUSIP number, interest rate and maturity date (if applicable), and number of shares, and the principal amount of each Covered Security involved;

     (b) the nature of the transaction (e.g., purchase, sale, or any other type of acquisition or disposition);

     (c)  the price at which the transaction was effected;

     (d) the name of the broker, dealer, mutual fund company or bank with or through which the transaction was effected; and

     (e)  the date that the report is submitted by the Access Person.

If during the calendar quarter, the Access Person established a new brokerage, mutual fund or bank account where Securities are held, the Quarterly Transaction and Accounts Report must include the following information:

     (a) the name of the broker, dealer, mutual fund company or bank with whom the Access Person established the account;

     (b)  the date the account was established; and

     (c)  the date that the report is submitted by the Access Person.

The following transactions are "Exempt Transactions" for the purpose of the Quarterly Transaction and Accounts Report requirements (but still must be reported on Initial and Annual Holdings and Accounts Reports):

     o transactions reported in duplicate broker monthly account statements or trade confirmations received by the Aquila Entities or the Fund, if all of the above required information is included and confirmations or account statements are received by the CCO within thirty (30) days of the close of the calendar quarter; and

     o purchases of Covered Securities pursuant to an automatic investment plan (i.e., a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation, including dividend reinvestment plans).4

Trading in Covered Securities in an account over which a person does not have direct or indirect control or influence (e.g., a blind trust) are also Exempt Transactions and need not be reported on Quarterly Transaction and Accounts Reports, nor on Initial and Annual Holdings and Accounts Reports.

VIII. APPLICATION OF PERSONAL TRADING RESTRICTIONS AND REPORTING TO INDEPENDENT TRUSTEES OF THE FUND

Independent Trustees of the Fund are not required to submit Initial and Annual Holdings and Accounts Reports. Independent Trustees are required to submit Quarterly Transaction and Accounts Reports only if the Independent Trustee knew or, in the ordinary course of fulfilling his or her duties as an Independent Trustee, should have known, that during the fifteen (15) day period before or after his or her transaction in a Covered Security, the Covered Security was purchased or sold, or was considered for Purchase or Sale, by or on behalf of the Fund. Required reports must be submitted no later than thirty (30) days after the end of the calendar quarter in which the transaction(s) were effected and must include the information described in Section VII. Independent Trustees also are not required to report Covered Securities trades in accounts for which they do not have influence or control over investment decisions (e.g., a blind trust). No such report shall be construed as an admission by an Independent Trustee that he or she is a Beneficial Owner of any Covered Security on the report, nor shall the making of a report be construed as an admission of a violation of this Code by the Independent Trustee.

The CCO for the Fund will inform the Independent Trustees of the applicable reporting requirements under this Code. Copies of any reports received by the CCO from an Independent Trustee of the Fund will be provided to Fund Counsel and the originals maintained by the CCO as part of the Fund's records.

IX.      GIFTS AND GRATUITIES

Advisory Persons may not seek or accept from, or offer to give or give to, any person that does business with any Aquila Entity or the Fund any item of material value or preferential treatment that is or appears to be connected with an Aquila Entity or Aquila Fund directing business to that person or receiving business from that person.

For purposes of this prohibition, "items of material value" include but are not limited to:

     (a)  gifts amounting in value to more than $100 per person per year; and

     (b) payment or reimbursement of travel expenses, including overnight lodging, in excess of $100 per person per year.

"Items of material value" do not include:

     (a) an occasional meal, a ticket to a sporting event or the theater or comparable entertainment, which is not conditioned on directing business to the firm that provided such meal or entertainment and is neither so frequent nor so extensive as to raise any question of propriety and is not preconditioned on achieving a sales target; or

     (b) an unconditional gift of a typical item of reminder advertising such as a ball-point pen with the name of the advertiser inscribed, a calendar pad, or other gifts amounting in value to not more than $100 per person per year.

Any invitations involving travel for more than one day where travel expenses will be paid or reimbursed by a person that does business with an Aquila Entity, the Fund or any other Aquila Fund must have advance approval from the CCO, or the President in the CCO's absence. The President must approve the CCO's invitations involving travel for more than one day. The CCO shall maintain a record of all such requests for travel and the reason for granting or denying all such requests in accordance with this Code.

X.       ADVISING NON-AQUILA ENTITIES

Advisory Persons may not render investment advice to persons other than Aquila Entities or Aquila Funds, unless the advisory relationship, including the identity of those involved and any fee arrangements, has been disclosed to and approved by the President. Once cleared with the President, all transactions for such outside advisory clients are subject to the reporting requirements outlined above. This prohibition precludes Advisory Persons from providing investment advice to members of such person's immediate family without the prior approval of the President.

XI.      ADVISORY PERSONS SERVING AS DIRECTORS OF PUBLICLY-TRADED COMPANIES

An Advisory Person who serves as a director or trustee of a publicly-traded company in which the Fund invests or may invest may have an inherent conflict between the fiduciary duty he or she owes to the Fund and that owed to the shareholders of the publicly-traded company. In addition, service on the board of directors or board of trustees of any company other than an Aquila Fund or Aquila Entity ("External Company") may present conflicts between the duties owed by the Advisory Person to that company and to the Fund and the Aquila Entities. To avoid the potential adverse consequences of such conflicts of interest or to ensure they are appropriately dealt with, effective January 7, 2005, all Advisory Persons must receive the prior written approval of the CCO and the President before serving as director or trustee of any External Company, which approval may be withheld in the President's sole discretion. If you are an Advisory Person and currently serve as a director or trustee of an External Company, you should notify the CCO immediately.

Prior to commencement of employment with any Aquila Entity and annually thereafter, each Advisory Person shall provide the CCO with a written list of all positions held by the Advisory Person with any External Company.

Advisory Persons who receive permission to serve as directors of publicly-traded External Companies will be isolated through "Fire Walls" or other procedures from making decisions regarding the Securities of those companies for which they serve as directors or trustees. An especially sensitive situation involves representation on a creditors' committee. Particular care will be taken to create a "Fire Wall" between portfolio management and creditors' committee representation.

XII.     RECORD KEEPING

The CCO shall maintain the following records in the manner and for the time periods described under the 1940 Act and the Investment Advisers Act of 1940:

         (a) a copy of this Code of Ethics and any other Code of Ethics which is, or at any time within the past six (6) years has been in effect and all amendments to such Code(s);

         (b) a copy of each signed and dated Certification acknowledging receipt of the Code and any amendments or updates to the Code for a period of at least six (6) years after the individual acknowledging receipt is no longer affiliated with the Aquila Entities or the Fund;

         (c) records of any violations of this Code and any actions taken as a result of such violations for a period of six (6) years after the resolution of such violation;

         (d) each report, record or finding made under this Code, including any information provided in lieu of these reports (e.g., duplicate account statements) for a period of six (6) years after the date of the report, record or finding;

         (e) each Personal Trading Request Form (Exhibit B) submitted by an Advisory Person and a record of the decision regarding such request for a period of six (6) years after the date of the request (and for shares of an Initial Public Offering or Limited Offering, the reasoning for the decision);

         (f) each request for a waiver from any of the restrictions on Personal Trading by Advisory Persons (including requests that an Advisory Person not be deemed the Beneficial Owner of Securities held by another household member), including a description of the reason for the request and a brief summary of the reasons for granting or denying the waiver for a period of six (6) years after the last date on which the waiver was applied;

         (g) a list of all individuals who currently are, or within the past six (6) years have been deemed, Access Persons of the Aquila Entities or the Fund, as well as records of any decision by the CCO to exempt a person from the definition of "Access Person" and supporting documentation for and facts surrounding such a decision;

         (h) a list of all individuals who currently are, or within the past six (6) years have been, required to make Quarterly Transaction and Accounts Reports or Holdings and Accounts Reports pursuant to this Code;

         (i)      a list of all persons who currently are or within the past six
                  (6) years have been responsible for reviewing reports submitted pursuant to the Code;

         (j) a copy of all Quarterly Transaction and Accounts Reports and Initial and Annual Holdings and Accounts Reports submitted to the CCO for a period of six (6) years from the date of the report;

         (k) a record of all requests for travel pursuant to Section IX of this Code and the reason for granting or denying all such requests for a period of six (6) years from the date of the request; and

         (l) a copy of each report submitted to the Boards of Trustees of the Fund in connection with the Board's approval of a code of ethics or material changes to such a code for a period of six
                  (6) years following the date of such report.

XIII. EXTERNAL ADVISERS, SUBADVISERS AND EXTERNAL PRINCIPAL UNDERWRITERS' CODES OF ETHICS

As required by Rule 17j-1 under the 1940 Act ("Rule 17j-1"), each external adviser, subadviser and external principal underwriter to the Fund shall adopt a written code of ethics governing personal investment activity that meets the requirements of Rule 17j-1. Any person that is an "access person" (as defined in Rule 17j-1) of an external adviser, subadviser or external principal underwriter shall be subject to and comply with the code of ethics of such external adviser, subadviser or external principal underwriter.

XIV.     REPORTING VIOLATIONS OF THIS CODE AND PENALTIES

All officers, directors, trustees, LLC Managers, Control Persons or employees of the Fund or of any Aquila Entity shall promptly report any actual or suspected violations of this Code to the CCO. In the absence of the CCO, violations may be reported to the President but also must be separately reported to the CCO promptly following his or her return to the office. The identity of the person making such a report will be kept in confidence whenever possible. Persons who report actual or suspected violations will be protected from retaliation for making such reports.

Violations of this Code may result in the imposition of criminal penalties or sanctions by the SEC, other law enforcement or regulatory authorities, or the Fund or Aquila Entities, including forfeiture of any profit from or loss avoided by a transaction, forfeiture of future discretionary salary increases or bonuses, and suspension or termination of employment. Determinations as to whether a violation has occurred, and the appropriate sanctions, if any, shall be made by the CCO and may be subject to review by the President or trustees of the Fund, as appropriate; provided however, that no person believed to have violated this Code shall participate in such determinations made with respect to his or her own conduct.

XV.      BOARD APPROVAL

A.       Initial Approval of Codes of Ethics

The Board of the Fund, including a majority of Independent Trustees, shall approve any code of ethics of any new adviser, subadviser or principal underwriter to the Fund before initially retaining its services. Before the Board meeting at which a code is scheduled for approval, the affected adviser, subadviser or principal underwriter shall provide the Board with a copy of its code of ethics, a written certification that it has adopted procedures reasonably necessary to prevent its "access persons" from violating its code and any other information requested by the Board.

B.       Material Changes to Codes of Ethics

The Board of the Fund, including a majority of Independent Trustees, shall approve any material changes to this Code, as well as to the codes of ethics of the Aquila Entities and each external adviser, subadviser and external principal underwriter to the Fund within six (6) months following the adoption of the change. The appropriate officers or LLC Managers of the Fund or other Aquila Entities or of the external adviser, subadviser or external principal underwriter will, on a timely basis, provide notice to the Board of the changes and provide the Board with the following information regarding the changes for which Board approval is sought: (1) a written description of the change and the reasons therefore; (2) a copy of the revised code of ethics, marked to show the changes; (3) a written certification that the entity has adopted procedures reasonably necessary to prevent its access persons from violating the code of ethics; and (4) any other information requested by the Board.

C.       Annual Reports to the Fund Board

To assist the Board of the Fund in meeting its responsibilities under Rule 17j-1, the appropriate officers or LLC Managers of the Aquila Entities and any external adviser, subadviser or external principal underwriter to the Fund, at least annually, shall provide the Fund's Board with: (1) a written certification that the Aquila Entities or external adviser, subadviser or external principal underwriter have adopted procedures reasonably necessary to prevent their respective access persons from violating their codes of ethics; (2) a written report that describes any issues arising under such codes of ethics or related procedures since the last report to the Board; and (3) any other information requested by the Board. The report referred to in (2) above shall include, but not be limited to, information about: (a) material violations of the code or related procedures; (b) immaterial, individual violations (such as late filings of quarterly transactions reports) if such violations are material in the aggregate; and (c) sanctions imposed in response to such violations; significant conflicts of interest that arose involving personal trading, even if the conflicts did not result in a code violation (e.g., where an Access Person is a director of a company whose Securities are held by an Aquila Fund). Further, the Fund's Board will be provided with more frequent reports when there have been significant violations of a code of ethics or related procedures, or significant conflicts of interest arising under the code or related procedures.

1 "High quality short-term debt instrument" means any instrument having a maturity at issuance of less than 366 days and which is rated in one of the highest two rating categories by a Nationally Recognized Statistical Rating Organization, or which is unrated but is of comparable quality.

2 Shares of the Fund, although excepted from the definition of "Covered Security" in this Code, will be subject to reporting, preclearance and other personal trading restrictions under the codes of ethics of the Aquila Entities and of any other investment advisers of the Fund.

3 Any transaction that overrides the pre-set schedule or allocations of the automatic investment plan is not exempt.

4 Any transaction, however, that overrides the pre-set schedule or allocations of the automatic investment plan must be included in a Quarterly Transaction Report.